Exhibit 99.3

Eliem Tx / Tenet Medicines Acquisition Update Conference Call Script

April 11, 2024

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OPERATOR:

Good morning, and welcome to the Eliem Therapeutics and Tenet Medicines Merger webcast and conference call. At this time, all participants are in a listen-only mode. Please be advised that this audio presentation is being recorded and will be available on the Investors section of Eliem Therapeutics’ corporate website. I would now like to turn the call over to Chris Brinzey of Westwicke, Eliem’s investor relations firm.

Please go ahead.

Thank you, operator. Today Eliem issued a press release that outlines its proposed acquisition of Tenet Medicines (“Tenet”) and the concurrent private placement financing. This release, the presentation that will be used on the call today, and a replay of today’s call will be available in the Investor Section of Eliem’s website.

Before we begin, on Slide 2, I’d like to review the Safe Harbor provision. All statements in this call and the accompanying presentation that are not factual historic statements may be deemed forward-looking statements. For instance, we’re using forward-looking statements when we’re discussing the expected structure, timing, completion, effects and potential benefits of the proposed acquisition and private placement and Eliem’s future expectations, plans and prospects for the combined company. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the press release and in the “Risk Factors” section of Eliem’s most recent filings with the SEC. In addition, these forward-looking statements represent Eliem’s expectations only as of today. While Eliem may elect to update these forward-looking statements, it specifically disclaims any obligation to do so. Any forward-looking statements should not be relied upon as representing Eliem’s estimates or views as of any date subsequent to today.

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Further, please note that Eliem intends to file a preliminary and definitive proxy statement with the SEC relating to the proposed acquisition and concurrent private placement. Please be advised to read, when available, the preliminary and definitive proxy statements and the other relevant documents filed with the SEC as these will contain important information about Eliem, Tenet and the transactions. Once available, these documents can be obtained free of charge from the SEC at sec.gov or on Eliem’s website.

Joining me on the call will be Dr. Andrew Levin, acting Executive Chairman of the Board of Directors of Eliem Therapeutics and Dr. Stephen Thomas, Chief Executive Officer of Tenet Medicines. With that, I’ll turn the call over to Andrew.

ANDREW LEVIN:

Thank you, Chris, and thank you everyone for joining. We communicated in July 2023 that Eliem’s Board of Directors had determined it was in the best interest of Eliem and its stockholders to explore and evaluate strategic options for maximizing shareholder value. We at Eliem, including the full board and a special committee of the board of directors, believe the acquisition of Tenet achieves this and represents a transformational event in our joint history that will support our goal of creating a leading immunology and inflammation company focused on treating autoantibody-mediated diseases. We believe the acquisition will deliver significant value to our shareholders as well as to the families and people suffering from autoimmune diseases. I would like to thank our board members and our investors for their commitment and support throughout this process.

Before turning the call over to Tenet’s CEO, Stephen, to share more information about the exciting work being done with Tenet’s lead product candidate program, TNT119, I would first like to review the details of the acquisition and concurrent private placement financing. The acquisition of Tenet is structured as a stock for stock transaction, whereby Eliem will acquire Tenet by issuing shares of its common stock to Tenet’s stockholders in exchange for all of the outstanding equity of Tenet, and Tenet will become a wholly-owned subsidiary of Eliem.

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In support of the acquisition, Eliem has entered into a securities purchase agreement for a concurrent $120 million private placement with a syndicate of new and existing institutional life sciences investors including RA Capital, Deep Track, Janus, Samsara, Pontifax and Boxer. The private placement is expected to close concurrently with the closing of the acquisition. Immediately following closing of the acquisition and the private placement, the total cash and cash equivalents of the combined company are expected to be approximately $210 million, which we expect will provide sufficient cash runway for the combined company into 2027 and through multiple key value inflection milestones including clinical data readouts from planned clinical trials.

As we work toward Eliem’s transformation into a leading immunology and inflammation company, the combined company’s leadership team following the acquisition will include members of Tenet’s current leadership team who are highly familiar with TNT119 and its potential and have past executive experience at ValenzaBio. With that it’s my pleasure to introduce and to turn the presentation over to the Chief Executive Officer and a co-founder at Tenet, Dr. Stephen Thomas, who will become the interim Chief Executive Officer of the combined company upon the closing of the acquisition.

STEPHEN THOMAS:

Thank you, Andrew, and thanks to everyone for taking the time to listen in today. I’m excited by the opportunity to join Eliem Therapeutics as we pursue a new direction for the company. Following the closing of this acquisition, we believe the combined company will have the potential to become a clinical-stage biotechnology company developing potential best-in-class therapies to treat a broad range of autoimmune disorders. Today I’ll take you through our pipeline and rationale for pursuing autoantibody-mediated diseases, talk a little bit about the competitive landscape and differentiation of our lead molecule, TNT119, and then talk through some of our preliminary clinical proof-of-concept data with TNT119 in patients with membranous nephropathy before closing with thoughts on the future outlook of the combined company following the closing of the acquisition.

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Our pipeline is focused on developing potentially best-in-class biologics for autoantibody-mediated diseases with high unmet medical needs. Our lead product candidate, TNT119, is a potent, CD19-targeted antibody with enhanced effector function that we believe has the potential to address diseases like lupus, membranous nephropathy and immune thrombocytopenia, to name a few. We believe preclinical and clinical data support CD19 as a promising target antigen for treating autoantibody-mediated disease, affording an opportunity to safely clear a broad range of B-cells. This provides clear biological rationale, allows for efficient clinical proof-of-concept, and gives us the opportunity to potentially demonstrate meaningful differentiation over existing therapies. We plan to progress TNT119 rapidly into Phase 2 clinical trials in lupus and immune thrombocytopenia, initiating clinical trials later this year.

We would like to highlight our scientific and biological rationale for targeting CD19 by reiterating its expression profile across the entire B-cell lineage, including autoantibody-secreting plasmablasts and plasma cells implicated in lupus and other autoimmune diseases. We believe this key aspect differentiates CD19 from other widely-targeted B-cell antigens, such as CD20. Emerging clinical data with CD19-targeted biologics suggests the importance of depleting these antibody-secreting cells in order to achieve optimal therapeutic benefit and clinical response.

A key component of our therapeutic hypothesis is that deeper depletion of autoantibody-secreting cells will correlate with improved clinical benefit in diseases like lupus. While existing B-cell targeted approaches provide modest clinical benefit and support the role of B-cells in lupus disease pathogenesis, our Fc-engineered anti-CD19 antibody TNT119 is designed to rapidly and durably achieve depletion of key pathogenic cell types to potentially improve clinical benefit.

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The competitive landscape for anti-CD19 mAbs with enhanced cell-killing properties is limited to only a couple of other publicly-disclosed programs. Inebilizumab, marketed as UPLIZNA by Amgen, is another CD-19 molecule currently being developed in immunology and inflammation. As I mentioned earlier, we are initially focused on developing TNT119 for lupus, membranous nephropathy, and immune thrombocytopenia, three indications where we believe we can potentially capture a first-mover advantage and generate compelling clinical data. We are actively developing a high concentration formulation to support subcutaneous administration of TNT119. We’ve achieved >125 mg/mL concentrations in early formulation development studies and hope to finalize our subcutaneous formulation by the end of this year.

We’re highly encouraged by early clinical data generated with TNT119 in membranous nephropathy patients. Membranous nephropathy is a disease that largely affects the kidney’s ability to function due to autoantibody-mediated inflammation in the glomerular basement membrane. These patients are often spilling excess protein, known as proteinuria, and, if left untreated, can lead to significant kidney damage. In a Phase 1b clinical trial, 2 cohorts of MN patients were eligible to receive up to 4 total doses of either 100 or 200 mg of TNT119, dosed bi-weekly at Weeks 0 and 24.

Changes in proteinuria, as measured by urine protein creatinine ratio, or UPCR, were tracked in 5 patients who received all 4 doses of TNT119 and had follow-up data out to at least 48 weeks. The data graphed on the left-hand side of this slide shows the mean UPCR from baseline to Week 72 in these patients. A majority of patients achieved complete remission, or CR, by Week 48, and 2 of these patients with available follow-up out to Week 72 maintained a CR. Importantly, all 5 patients who received all 4 doses benefited from TNT119, achieving substantial reductions in proteinuria from their baseline value. TNT119 was generally well-tolerated, with no drug-related serious adverse events in the trial. We believe the rapid onset and magnitude of benefit observed in these preliminary data is an encouraging signal of TNT119’s potential utility in membranous nephropathy.

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Clinical validation for targeting CD19 in lupus has recently been achieved via several sets of impressive data from third parties utilizing CD19-directed CAR-T, where patients achieved what effectively appears to be complete resolution of disease markers and symptoms. We believe that the safety, tolerability, and any potential durability challenges with CAR-T therapy could favor an antibody-based approach like TNT119, which has the potential to be better tolerated and more conveniently administered. Specifically, safety concerns like cytokine release syndrome and neurotoxicity have occurred in patients receiving CD19-directed CAR-T. We believe an antibody approach like TNT119 has the potential to access and deplete tissue-level B-cell niches that are the main drivers of disease, potentially providing similar levels of B-cell depletion and efficacy as CAR-T, but with an overall differentiated target product profile.

With the completion of the acquisition and the concurrent financing, we believe that we are well-positioned to transition Eliem into a leading immunology and inflammation company. Our projected 3-year timeline for TNT119 development has several key milestones and catalysts. In 2024, our goal is to open and initiate two Phase 2 clinical trials, one in lupus and one in immune thrombocytopenia. By the end of 2024, we expect to have finalized our high concentration formulation to potentially support subcutaneous dosing of TNT119. We’re also targeting publishing a more comprehensive set of our membranous nephropathy data at a medical conference in the 4th quarter of this year. Importantly, we expect to have a strong financial position and cash runway after the closing of the acquisition and the private placement that we expect will fund our current plans into 2027 and enable key clinical readouts for TNT119.

While we have a focused set of initial lead indications that we’re really excited about, we also want to highlight our belief that there is immense opportunity for TNT119 in other autoimmune diseases. Across both orphan and larger indications, more than 2.5 million patients in the US are living with an autoantibody-mediated disease. There are several areas of high unmet need, and we plan to intelligently progress and expand the addressable patient population with TNT119.

We believe there are additional opportunities to expand the pipeline, either via additional indications for TNT119, such as Myasthenia Gravis, or external business development to add on complimentary programs in the immunology and inflammation space. Following closing of the acquisition and financing, we expect to have a strong financial position that will provide us with the flexibility to act upon additional BD interests and continue to evolve the company as a leader in immunology and inflammation.

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In closing, we are thrilled to be announcing this transaction today, and we believe the proposed acquisition has the potential to deliver significant value to both Eliem’s and Tenet’s shareholders and to the millions of patients suffering from debilitating autoimmune diseases. I want to thank you all for listening.

And with that let me turn the call over to Andrew for closing comments.

ANDREW:

Thank you, Stephen.

And thank you all for joining us to learn more about the recent developments at Eliem. We are incredibly excited about the proposed acquisition. Together with the Tenet team we expect to create a new, well-financed immunology and inflammation company with world-class science and innovation aimed at harnessing the extraordinary potential of TNT119 across a broad range of autoimmune diseases. Thanks again for your interest in Eliem.

OPERATOR:

This concludes the webcast today. Thank you for joining.

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